7500 East Columbia Street Evansville, IN 47715 www.shoecarnival.com (812) 867-4037	Contact Mark L. Lemond President and Chief Executive Officer or W. Kerry Jackson Executive Vice President, Chief Financial Officer and Treasurer
FOR IMMEDIATE RELEASE

SHOE CARNIVAL REPORTS SECOND QUARTER SALES

        Evansville, Indiana, August 9, 2007 - Shoe Carnival, Inc. (Nasdaq: SCVL), a leading retailer of value-priced footwear and accessories, today reported sales increased 5.4 percent to $154.8 million for the thirteen-week period ended August 4, 2007 compared to sales of $146.9 million for the thirteen-week period ended July 29, 2006. Comparable store sales for the thirteen-week period ended August 4, 2007 decreased 7.1 percent compared to the thirteen-week period last year ended August 5, 2006.

        Sales for the first six months ended August 4, 2007 increased 1.6 percent to $320.5 million from sales of $315.4 million for first six months last year ended July 29, 2006. Comparable store sales for the twenty-six week period ended August 4, 2007 decreased 5.4 percent compared to the twenty-six week period last year ended August 5, 2006.

        The Company also announced the opening of six stores during the second quarter of fiscal 2007.

        To hear the telephone replay of Shoe Carnival, Inc.'s pre-recorded second quarter sales message, please dial (888) 203-1112 followed by conference call I.D. number 611339 beginning August 9, 2007 at 7:30 a.m. Eastern time. The telephone replay will be available for one week.

        Second quarter financial results will be released before the market opens on Thursday, August 23, 2007. Later that day, at 2:00 p.m. Eastern time, the Company will host a conference call to discuss the second quarter results. The public can listen to the live webcast of the call by visiting Shoe Carnival's Investor Relations page at www.shoecarnival.com. While the question-and-answer session will be available to all listeners, questions from the audience will be limited to institutional analysts and investors. A replay of the webcast will be available on our website beginning approximately two hours after the conclusion of the conference call and will be archived for one year.

        Shoe Carnival is a chain of 284 footwear stores located in the Midwest, South and Southeast. Combining value pricing with an entertaining store format, Shoe Carnival is a leading retailer of name brand and private label footwear for the entire family. Headquartered in Evansville, IN, Shoe Carnival trades on The NASDAQ Stock Market LLC under the symbol SCVL. Shoe Carnival's press releases and annual report are available on the Company's website at www.shoecarnival.com.

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